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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 26, 2001

                           Prometheus Income Partners,
                        a California Limited Partnership
             (Exact name of registrant as specified in its charter)


         California                     000-16950               77-0082138
(State or other jurisdiction of        (Commission             (IRS Employer
 incorporation or organization)        File Number)          Identification No.)


350 Bridge Parkway, Redwood, California                         94065-1517
(Address of principal executive offices)                        (Zip Code)


Registrant's telephone number, including area code:       (650) 596-5300


                                 Not Applicable
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        (Former name or former address, if changed since last report)



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Item 5.    Other Events.

On March 26, 2001, Prometheus Income Partners (the "Company") reached a settlement with one of several principal defendants in its two lawsuits filed in September 1996 against the siding manufacturer, the general contractor, the subcontractors and the architects regarding problems stemming from the hardboard siding installed on each of its two properties. Under the terms of this settlement, this defendant has agreed to pay an aggregate of $3.58 million for the full and final settlement of the claims against it. Of this amount, the Company will receive a net amount of approximately $2.3 million, after payment of attorneys' fees, costs and a litigation management fee of 3% of the gross settlement to an affiliate of the Company's general partner. This settlement is subject to the approval of the court and the approval of interconnected settlements in related lawsuits by the respective courts in which such suits are being tried. The Company intends to continue to pursue vigorously its claims against the remaining defendants.



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                                   SIGNATURES

      Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   PROMETHEUS INCOME PARTNERS,
                                   a California Limited Partnership

                                   By PROMETHEUS DEVELOPMENT CO., INC.,
                                   a California corporation,
                                   Its General Partner

Date: March 26, 2001               By:/s/ John J. Murphy
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                                      John J. Murphy, Vice President